Exhibit 99.2

LCNB Corp. and Subsidiaries

Financial Highlights

(Dollars in thousands, except per share amounts)

Condensed Income Statement	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Interest income	$8,463	8,768	25,577	26,034
Interest expense	2,081	2,455	6,348	7,709
Net interest income	6,382	6,313	19,229	18,325
Provision for loan losses	268	664	987	970
Net interest income after provision	6,114	5,649	18,242	17,355
Non-interest income	2,317	2,176	7,449	6,517
Non-interest expense	5,862	5,194	16,922	16,878
Income before income taxes	2,569	2,631	8,769	6,994
Provision for income taxes	580	588	1,816	1,548
Net income	1,989	2,043	6,953	5,446
Preferred stock dividends and discount accretion	-	206	-	514
Net income available to common shareholders	$1,989	1,837	6,953	4,932

Dividends per common share	$0.16	0.16	0.48	0.48
Basic earnings per common share	$0.30	0.27	1.04	0.74
Diluted earnings per common share	$0.30	0.27	1.03	0.74
Average basic shares outstanding	6,687,232	6,687,232	6,687,232	6,687,232
Average diluted shares outstanding	6,740,884	6,707,746	6,737,965	6,693,032

Selected Financial Ratios
Return on average assets	1.02%	1.09%	1.22%	1.02%
Return on average equity	11.01%	10.46%	13.45%	9.54%
Dividend payout ratio	53.33%	59.26%	46.15%	64.86%
Net interest margin (tax equivalent)	3.78%	3.93%	3.93%	3.94%

Selected Balance Sheet Items	September 30, 2010	December 31, 2009
Investment securities	$238,342	217,639

Loans	458,394	460,416
Less allowance for loan losses	2,290	2,998
Net loans	456,104	457,418

Total assets	781,946	734,409
Total deposits	672,395	624,179
Short-term borrowings	6,797	14,265
Long-term debt	23,467	24,960
Total shareholders’ equity	72,290	65,615

Shares outstanding at period end	6,687,232	6,687,232

Book value per share	$10.81	9.81
Equity to assets ratio	9.24%	8.93%

Assets Under Management
LCNB Corp. total assets	$781,946	734,409
Trust and investments (fair value)	221,378	197,125
Mortgage loans serviced	63,106	57,369
Business cash management	11,098	17,902
Brokerage accounts (fair value)	80,353	72,202
Total assets managed	$1,157,881	1,079,007